Pricing Supplement dated September 28, 2009
to the Product Prospectus Supplement dated May 7, 2009,
the Prospectus dated January 5, 2007 and
the Prospectus Supplement dated February 28, 2007
$1,833,000 Royal Bank of Canada Buffered Bullish Notes Linked to a Basket of Commodity Indices, due September 30, 2013

Royal Bank of Canada is offering the Buffered Bullish Notes (the “notes”) linked to the performance of the Reference Asset named below.  The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009 describe terms that will apply generally to the notes, including any notes you purchase.  Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement.  In the event of any conflict, this pricing supplement will control.  The notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series C

Underwriter:	RBC Capital Markets Corporation

Reference Asset:
The Payment at Maturity on the notes is linked to the value of a weighted basket (the ‘‘Basket’’) consisting of five commodity indices (each a ‘‘Basket Component’’). Such weightings will be achieved by providing a Component Weight for each Basket Component.

	Basket Component	Component Weight	Initial Reference Level

	S&P GSCI™ Energy Excess Return Index	20.00%	243.6142

	S&P GSCI™ Precious Metals Excess Return Index	20.00%	147.2712

	S&P GSCI™ Industrial Metals Excess Return Index	20.00%	209.1516

	S&P GSCI™ Agriculture Excess Return Index	20.00%	52.8487

	S&P GSCI™ Livestock Excess Return Index	20.00%	193.0190

Minimum Investment:	$1,000, and $1,000 increments in excess thereof (the “Principal Amount”)

Pricing Date:	September 28, 2009

Issue Date:	September 30, 2009

CUSIP:	78008HGZ7

Valuation Date:	September 26, 2013

Term:	The term of your notes is approximately four (4) years.

Percentage Change:
The Percentage Change, expressed as a percentage and rounded to two decimal places, will be equal to the sum of the Weighted Component Changes for the Commodity Indices.

                   Component Weight x [Final Index Level – Initial Index Level] / Initial Index Level]

Where, for each Commodity Index in the basket, the Initial Index Level is the closing level of that index on the Pricing Date and the Final Index Level is the closing level of that index on the
Valuation Date.

Payment at Maturity (if held to maturity):
The Payment at Maturity will be calculated as follows:

1.  If, at maturity, the Percentage Change is positive, then the investor will receive an amount equal to:

                   Principal Amount + ( Principal Amount x Percentage Change)

2.  If, at maturity, the Percentage Change is negative, but not by more than the Buffer Percentage (between zero and -10% percent), then the Payment at Maturity will equal the Principal Amount of your notes.

3.  If, at maturity, the Percentage Change is negative by more than the Buffer Percentage           (-10.01% to -100%), then the Payment at Maturity will equal:

                   Principal Amount + [Principal Amount x (Percentage Change + 10%)]

Buffer Percentage:	10%

Determination of Final Reference Level:
The Reference Level for each Reference Asset will be the official settlement price for the Standard and Poor’s GSCI Energy Excess Return Index, Standard and Poor’s GSCI Precious Metals Excess Return Index, Standard and Poor’s GSCI Industrial Metals Excess Return Index, Standard and Poor’s GSCI Agriculture Excess Return Index, and Standard and Poor’s GSCI Livestock Excess Return Index, as published by S&P on the relevant valuation date and displayed on Bloomberg SPGCENP <Index>, SPGCPMP <Index>, SPGCINP <Index>, SPGCAGP <Index>, and SPGCLVP <Index>.

In certain circumstances, the Final Reference Level for the Reference Assets will be based on an alternate calculation for each Basket Component described under “Unavailability of the Reference Price on a Valuation Date — Reference Asset Consisting of a Currency or Commodities Index” in the product prospectus supplement.

Maturity Date:	September 30, 2013, subject to extension for market and other disruptions, as described in the product prospectus supplement.

Principal at Risk:
The Notes are NOT principal protected.  You may lose some or a substantial portion of your Principal Amount at maturity if there is a decrease in the level of the Reference Asset from the Pricing Date to the Valuation Date.

U.S. Tax Treatment:
By purchasing a note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.

For further discussion of the U.S. federal tax consequences applicable to the notes, please see the discussion in the prospectus, the prospectus supplement and the product prospectus supplement which applies to your investment in the notes.

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Secondary Market:
RBC Capital Markets Corporation (or one of its affiliates), though not obligated to do so, plans to maintain a Secondary Market in the notes after the Issue Date.  The amount that you may receive upon sale of your notes prior to maturity may be less than the Principal Amount of your notes.

Currency:	U.S. Dollars

Listing:	The notes will not be listed on any securities exchange or quotation system.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 5, 2007).

Calculation agent:	The Bank of New York.

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on page p-2 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated May 7, 2009, as modified by this pricing supplement.

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page S-1 of the prospectus supplement dated February 28, 2007 and “Additional Risk Factors Specific to Your Notes” beginning on page PS-4 of the product prospectus supplement dated May 7, 2009.

The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.  The notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted top do so under the securities  laws of Hong Kong) will be issued other than with respect to Notes which are  or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

	Per Note	Total
Price to public	100%	$1,833,000
Underwriting discounts and commission	0%	$0
Proceeds to Royal Bank	100%	$1,833,000

The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is 100%.  The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you may experience an immediate and substantial decline in the market value of your notes on the Issue Date.

The price of the Notes included a profit of $12.86 per $1,000 in Principal Amount earned by Royal Bank of Canada in hedging its exposure under the notes.

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We may use this pricing supplement in the initial sale of the notes.  In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

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ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009, relating to our Senior Global Medium-Term Notes, Series C, of which these notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated February 28, 2007 and “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement dated May 7, 2009, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.  You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/o35030e424b3.htm

Product Prospectus Supplement dated May 7, 2009:
http://www.sec.gov/Archives/edgar/data/1000275/000121465909001144/a5694424b5.txt

Our SEC file number is 333-139359.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

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Risk Factors

Each Index is a rolling index.  Each Index is composed of futures contracts on a physical commodity. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of each Index, as the exchange-traded futures contract that comprises each Index approaches expiration, it is replaced by a contract that has a later expiration. This process is referred to as “rolling”. If the market for this contract is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield”. Instead, this market may trade in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months, thereby creating a negative “roll yield”. There is no indication that this market will consistently be in contango or that there will be a negative roll yield in future performance. The “roll yields” could affect the level of each Index and the value of the Notes.

The Notes include the risk of a concentrated position in commodities.  The exchange-traded physical commodity underlying the futures contract included in each Index is linked to commodities in energy, precious metals, industrial metals, agriculture and livestock. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in the commodities sector. Accordingly, a decline in value in energy, precious metals, industrial metals, agriculture and livestock would adversely affect the performance of each Index. Technological advances or the discovery of new oil reserves, gold and silver or other precious and industrial metals, could lead to increases in worldwide production of oil, gold and silver or other precious and industrial metals and could decrease the price of crude oil, gold and silver or other precious and industrial metals. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, or increases in efficiency within livestock and agriculture could lessen the demand for energy, livestock and agriculture products and result in lower prices. These or similar changes could result in a decrease in the levels of each Index and hence in the value of the Notes.

The Notes are linked to various S&P GSCITM Excess Return Indices, not the S&P GSCITM Total Return Indices.  The Notes are linked to the S&P GSCI™ Energy Index – Excess Return, S&P GSCI™ Precious Metals Index – Excess Return, S&P GSCI™ Industrial Metals Index – Excess Return, S&P GSCI™ Agriculture Index – Excess Return and S&P GSCI™ Livestock Index – Excess Return not the S&P GSCI™ Energy Index – Total Return, S&P GSCI™ Precious Metals Index – Total Return, S&P GSCI™ Industrial Metals Index – Total Return, S&P GSCI™ Agriculture Index – Total Return and S&P GSCI™ Livestock Index – Total Return. The S&P GSCITM Excess Return Indices reflect returns that are potentially available through an unleveraged investment in each Index Component. By comparison, S&P GSCI TM Total Return Indices are total return indices which reflect interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the Notes are linked to S&P GSCI TM Excess Return Indices and not S&P GSCI TM Total Return Indices, the return from an investment in the Notes will not reflect this total return feature.

The Notes are NOT principal protected.  You may lose some or a substantial portion (up to 85%) of your Principal Amount at maturity if there is a decrease in the level of the Reference Asset from the Pricing Date to the Valuation Date.

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 Hypothetical Returns

The examples set out below are included for illustration purposes only.  All examples assume that a holder has purchased notes with an aggregate Principal Amount of $1,000, a Buffer Percentage of 10%, and that no extraordinary event has occurred.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

Commodity Index	Actual Change	Component Weight	Weighted Component Change

S&P GSCI™ Energy Excess Return Index	137%	20%	27.4%
S&P GSCI™ Precious Metals Excess Return Index	-45%	20%	-9%
S&P GSCI™ Industrial Metals Excess Return Index	75%	20%	15%
S&P GSCI™ Agriculture Excess Return Index	40%	20%	8%
S&P GSCI™ Livestock Excess Return Index	-6%	20%	-1.2%
		Sum	40.2%

Percentage Change:	40.2%
Payment at Maturity:	$1,000 + ($1,000 x 40.2%) = $1,000 + $402 = $1,402

On a $1,000 investment, a Percentage Change of 40.2% results in a Payment at Maturity of $1,402, a 40.2% return on the notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is negative BUT not by more than the Buffer Percentage.

Commodity Index	Actual Change	Component Weight	Weighted Component Change

S&P GSCI™ Energy Excess Return Index	-38%	20%	-7.6%
S&P GSCI™ Precious Metals Excess Return Index	-45%	20%	-9%
S&P GSCI™ Industrial Metals Excess Return Index	35%	20%	7%
S&P GSCI™ Agriculture Excess Return Index	15%	20%	3%
S&P GSCI™ Livestock Excess Return Index	-16%	20%	-3.2%
		Sum	-9.8%

Percentage Change:	-9.8%
Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the Principal Amount.

On a $1,000 investment, a Percentage Change of -9.8% results in a Payment at Maturity of $1,000, a 0% return on the notes.

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Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative by more than the Buffer Percentage.

Commodity Index	Actual Change	Component Weight	Weighted Component Change

S&P GSCI™ Energy Excess Return Index	-38%	20%	-7.6%
S&P GSCI™ Precious Metals Excess Return Index	-62%	20%	-12.4%
S&P GSCI™ Industrial Metals Excess Return Index	35%	20%	7%
S&P GSCI™ Agriculture Excess Return Index	5%	20%	1%
S&P GSCI™ Livestock Excess Return Index	-21%	20%	-4.2%
		Sum	-16.2%
Percentage Change:	-16.2%
Payment at Maturity:	$1,000 + [$1,000 x (-16.2% + 10%)] = $1,000 - $62 = $938

On a $1,000 investment, a Percentage Change of -16.2% results in a Payment at Maturity of $938, a -6.2% return on the notes.

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Information Regarding the Underlying Indices

All disclosure contained in this term sheet regarding each S&P GSCI™ Commodity Index and the Indices, including, without limitation, its make-up, method of calculation and changes in their components has been derived from publicly available information prepared by Standard & Poor’s Financial Services LLC (“Standard & Poor’s” or “S&P”). Royal Bank and RBCCM have not independently verified and make no representation as to the accuracy or completeness of such information. None of Royal Bank, the Calculation Agent nor RBCCM accepts any responsibility for the calculation, maintenance or publication of each Index or any successor index.

The S&P GSCI™ Commodity Indices

Each Index (Bloomberg, L.P. symbols “SPGCENP <Index>”, “SPGCPMP <Index>”, “SPGCINP <Index>”, “SPGCAGP <Index>”, “SPGCLVP <Index>”) is a sub-index of the S&P GSCI™ Commodity Index (the “S&P GSCI”), which is determined and published by Standard and Poor’s (“S&P”). The S&P GSCI is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The S&P GSCI is also designed as a “tradable” index that is readily accessible to market participants. To achieve these objectives, the S&P GSCI is calculated primarily on a world production-weighted basis and comprises physical commodities that are actively traded in liquid futures markets.

The Goldman Sachs Group first began publishing the S&P GSCI, of which the Index is a sub-index, in 1991. In addition, although the S&P GSCI was not published prior to that time, Goldman Sachs calculated the historical value of the S&P GSCI and related indices beginning on January 2, 1970, based on actual prices from that date forward and the selection criteria, methodology and procedures in effect during the applicable periods of calculation (or, in the case of all calculation periods prior to 1991, based on the selection criteria, methodology and procedures adopted in 1991). The S&P GSCI was normalized to a value of 100 on January 2, 1970, in order to permit comparisons of the value of the GSCI to be made over time. S&P acquired the indices in February 2007.

S&P GSCI Methodology

The S&P GSCI Index Methodology is divided into five substantive sections: (1) the selection criteria for inclusion of contracts in the S&P GSCI; (2) the methodology for determining the weight of each such contract; (3) the methodology for determining the contract expirations of each contract included in the S&P GSCI; (4) the methodology for determining the normalizing constant used in calculating the value of the S&P GSCI; and (5) the methodology for calculating the value of the S&P GSCI. Together, these elements determine the value of the S&P GSCI on any given day, which is equal to the total dollar weight of the S&P GSCI divided by a normalizing constant that assures the continuity of the S&P GSCI over time.

S&P GSCI Index Committee

The S&P GSCI Index Committee (the “Committee”) oversees the daily management and operations of the S&P GSCI, and is responsible for all analytical methods and calculation in the sub-indices, including the Index. The Committee is comprised of three full-time professional members of S&P’s staff and two members of the Goldman Sachs Group. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters.

S&P has established an Index Advisory Panel (the “Panel”) to assist it in connection with the operation of the S&P GSCI. The Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or methodology of the S&P GSCI. The Panel acts solely in an advisory and consultative capacity and does not make any decisions with respect to the composition, calculation and operation of the S&P GSCI.

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Contract Eligibility Requirements

To be eligible for inclusion in the S&P GSCI, a commodity futures contract (a “Contract”) must:

(i)	be based on a physical commodity and may not be based on a financial commodity;
(ii)	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future;
(ii)	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement;
(iv)	be denominated in U.S. dollars;
(v)	be traded on or through a trading facility that has its principal place of business in a country that is a member of the Organization for Economic Cooperation and Development that:
(a) makes price quotations generally available to its members in a manner that provides reasonably reliable indications of the level of the particular market at any given point in time;
(b) makes reliable trading information available to S&P so that S&P can make monthly determinations
(c) accepts bids and offers from multiple participants or price providers; and
(d) is accessible to a sufficiently broad range of participants;
(vi)
include a reference or benchmark price that has been available on a continuous basis for at least two years prior to the proposed date of inclusion, provided that in appropriate circumstances, S&P, in consultation with the Committee, may determine that a shorter time period is sufficient or that historical Reference Prices for such Contract may be derived from Reference Price for a similar or related Contract;

(vii)
include a Reference Price for such Contract which must be published between 10:00 AM and 4:00 PM in New York City, on each business day on which the relevant trading facility (the “Facility”) is open and trades in the Contract.

(viii)	have available volume data for at least three months immediately preceding the date on which the determination is made;
(ix)	be traded over a sufficient time period on each day so as to sufficiently support the tradability of the S&P GSCI taken as a whole; and
(x)	satisfy volume trading requirements and certain percentage dollar weight requirements.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW (as defined below) and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI on the preceding day, minus one.

The total dollar weight of the S&P GSCI is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected;  provided  that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI calculation.

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The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

Because the S&P GSCI is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI for each commodity during a given year are designated by S&P, in consultation with the Panel, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI.

The S&P GSCI—Excess Return

The S&P GSCI—Excess Return (the “S&P GSCI—ER”) is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The S&P GSCI—ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCI™, the composition of which, on any given day, reflects the contract production weight (“CPW”) and “roll weights” of the contracts included in the S&P GSCI.

The value of the S&P GSCI—ER on any given day is equal to the product of (i) the value of the S&P GSCI—ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made. The value of the S&P GSCI—ER is indexed to a normalized value of 100 on January 2, 1970.

Standard & Poor’s calculates and publishes the value of the S&P GSCI—ER and the Index, continuously on each business day, with such values updated every several minutes. Standard & Poor’s publishes an official daily settlement price for the Index on each business day between 4:00 PM and 6:00 PM in New York City.

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S&P GSCI™ Energy Index – Excess Return

The S&P GSCI™ Energy Index Excess Return is a world production-weighted index of certain energy commodities in the world economy, including WTI Crude Oil, Brent Crude Oil, RBOB Gasoline, Heating Oil, Gasoil and Natural Gas. As of September 25, 2009, the S&P GSCI™ Energy Index Excess Return composed 69.64% of the total S&P GSCI™ Excess Return Index. In turn, as of that date, 54.49% of the value of the S&P GSCI™ Energy Index Excess Return was determined by futures contracts for WTI Crude Oil, 18.90% of the value was determined by futures contracts for Brent Crude Oil, 6.29% of the value was determined by futures contracts for RBOB Gasoline, 6.13% of the value was determined by futures contracts for No. 2 Heating Oil, 6.55% of the value was determined by futures contracts for Gas Oil and 7.62% of the value was determined by futures contracts for Natural Gas.

S&P GSCI™ Precious Metals Excess Return Index

The S&P GSCI™ Precious Metals Index Excess Return is a world production-weighted index consisting of two precious metals commodities in the world economy: Gold and Silver. As of September 25, 2009, the S&P GSCI™ Precious Metals Index Excess Return composed 3.36% of the total S&P GSCI™ Excess Return Index. In turn, as of that date, 88.99% of the value of the S&P GSCI™ Precious Metals Index Excess Return was determined by futures contracts for Gold and 11.01% of the value was determined by futures contracts for Silver.

S&P GSCI™ Industrial Metals Excess Return Index

The S&P GSCI™ Industrial Metals Index Excess Return is a world production-weighted index of certain industrial metals commodities in the world economy, including High Grade Primary Aluminum, Copper, Standard Lead, Primary Nickel and Special High Grade Zinc. As of September 25, 2009, the S&P GSCI™ Industrial Metals Index Excess Return composed 8.02% of the total S&P GSCI™ Excess Return Index. In turn, as of that date, 30.30% of the value of the S&P GSCI™ Industrial Metals Index Excess Return was determined by futures contracts for High Grade Primary Aluminum, 44.14% of the value was determined by futures contracts for Copper Grade A, 7.11% of the value was determined by futures contracts for Standard Lead, 9.73% of the value was determined by futures contracts for Primary Nickel and 8.73% of the value was determined by futures contracts for Special High Grade Zinc.

S&P GSCI™ Agriculture Excess Return Index

The S&P GSCI™ Agriculture Index Excess Return is a world production-weighted index of certain agricultural commodities in the world economy. As of September 25, 2009, the S&P GSCI™ Agriculture Index Excess Return composed 14.50% of the total S&P GSCI™ Excess Return Index. In turn, as of that date, 21.17% of the value of the S&P GSCI™ Agriculture Index Excess Return was determined by futures contracts for Wheat (Chicago Wheat), 4.41% of the value was determined by futures contracts for Red Wheat (Kansas Wheat), 22.34% of the value was determined by futures contracts for Corn, 16.97% of the value was determined by futures contracts for Soybeans, 7.45% of the value was determined by futures contracts for Cotton, 19.45% of the value was determined by futures contracts for Sugar, 5.38% of the value was determined by futures contracts for Coffee and 2.83% of the value was determined by futures contracts for Cocoa.

S&P GSCI™ Livestock Excess Return Index

The S&P GSCI™ Livestock Index Excess Return is a world production-weighted index of certain livestock commodities in the world economy, including live cattle, feeder cattle and lean hogs. As of September 25, 2009, the S&P GSCI™ Livestock Index Excess Return composed 4.49% of the total S&P GSCI™ Excess Return Index. In turn, as of that date, 62.14% of the value of the S&P GSCI™ Livestock Index Excess Return was determined by futures contracts for Live Cattle, 11.80% of the value was determined by futures contracts for Feeder Cattle and 25.84% of the value was determined by futures contracts for Lean Hogs

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC (“S&P”). S&P does not make any representation or warranty, express or implied, to the owners of Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCI or each Index to track general commodity market performance. S&P’s only relationship to Royal Bank is the licensing of certain trademarks and trade names of S&P and of the S&P GSCI, which indices are determined, composed and calculated by S&P without regard to Royal Bank or the Notes. S&P has no obligation to take the needs of Royal Bank or the owners of the Notes into consideration in determining, composing or calculating the S&P GSCI or each Index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

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S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The S&P GSCI (and the S&P GSCI™ Energy Excess Return Index, S&P GSCI™ Precious Metals Excess Return Index, S&P GSCI™ Industrial Metals Excess Return Index, S&P GSCI™ Agriculture Excess Return Index and S&P GSCI™ Livestock Excess Return Index) is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

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Historical Information

The graphs below set forth the historical performance of each Reference Asset. In addition, below each graph is a table setting forth the intra-day high, intra-day low, and mid line levels of each Reference Asset. The information provided in the tables is for the four calendar quarters of 2006, 2007, 2008, the first and second quarters of 2009, as well as for the period from July 1, 2009 through September 28, 2009.

We obtained the information regarding the historical performance of the Reference Assets in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc.  The historical performance of the Reference Assets should not be taken as an indication of future performance, and no assurance can be given as to the market levels of the Reference Assets on the Valuation Date. We cannot give you assurance that the performance of the Reference Assets will result in any return in addition to your initial investment.

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Period- Start Date	Period- End Date	High Intra-Day Level of the Commodity Index in ($)	Low Intra-Day Level of the Commodity Index in ($)	Mid Line Level of the Commodity Index in ($)

1/1/2006	3/31/2006	584.0355	484.4476	532.149
4/1/2006	6/30/2006	595.2487	527.9143	555.8593
7/1/2006	9/29/2006	578.6472	422.9105	434.6426
9/30/2006	12/29/2006	430.5124	384.8579	388.4369

1/1/2007	3/30/2007	411.7543	333.7177	411.7543
3/31/2007	6/29/2007	413.1889	382.4889	409.217
6/30/2007	9/28/2007	457.2220	388.1742	451.7898
9/29/2007	12/31/2007	539.96	438.1291	526.896

1/1/2008	3/31/2008	614.0491	486.5023	581.1481
4/1/2008	6/30/2008	769.7476	575.0748	796.0009
7/1/2008	9/30/2008	825.1498	509.1034	551.9094
10/1/2008	12/31/2008	542.4777	207.9942	247.1536

1/1/2009	3/31/2009	271.8384	174.7849	210.7105
4/1/2009	6/30/2009	281.4301	200.1171	266.7891
7/1/2009	9/28/2009	276.4978	228.2036	243.6142

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Period- Start Date	Period- End Date	High Intra-Day Level of the Commodity Index in ($)	Low Intra-Day Level of the Commodity Index in ($)	Mid Line Level of the Commodity Index in ($)

1/1/2006	3/31/2006	102.6952	91.5202	101.7682
4/1/2006	6/30/2006	125.8244	95.7833	104.4766
7/1/2006	9/29/2006	112.9454	97.488	101.3107
9/30/2006	12/29/2006	110.0165	94.9931	106.6309

1/1/2007	3/30/2007	115.0303	101.3571	109.678
3/31/2007	6/29/2007	114.0337	103.946	104.9567
6/30/2007	9/28/2007	118.3114	103.2528	118.3114
9/29/2007	12/31/2007	132.0847	115.8746	130.3908

1/1/2008	3/31/2008	157.2566	133.7929	142.6143
4/1/2008	6/30/2008	147.2824	131.8158	142.9291
7/1/2008	9/30/2008	151.227	110.125	129.9172
10/1/2008	12/31/2008	132.8528	102.9041	129.061

1/1/2009	3/31/2009	147.7612	117.9871	135.6533
4/1/2009	6/30/2009	146.2375	126.8748	136.2791
7/1/2009	9/28/2009	151.9592	133.1283	147.2712

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Period- Start Date	Period- End Date	High Intra-Day Level of the Commodity Index in ($)	Low Intra-Day Level of the Commodity Index in ($)	Mid Line Level of the Commodity Index in ($)

1/1/2006	3/31/2006	234.5345	200.5302	231.0142
4/1/2006	6/30/2006	332.2404	234.0504	282.792
7/1/2006	9/29/2006	311.8962	274.6304	299.4257
9/30/2006	12/29/2006	323.5419	284.712	304.8681

1/1/2007	3/30/2007	324.0549	276.4585	323.8439
3/31/2007	6/29/2007	372.4593	324.7832	329.1497
6/30/2007	9/28/2007	351.7252	288.5211	323.4715
9/29/2007	12/31/2007	330.5930	267.9393	274.9427

1/1/2008	3/31/2008	356.5865	277.2772	329.9346
4/1/2008	6/30/2008	340.9063	298.042	315.0765
7/1/2008	9/30/2008	320.7666	242.9049	242.9049
10/1/2008	12/31/2008	238.4061	129.5684	138.0578

1/1/2009	3/31/2009	149.6843	125.8575	146.2151
4/1/2009	6/30/2009	191.2536	146.141	179.1775
7/1/2009	9/28/2009	226.9434	171.0113	209.1516

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Period- Start Date	Period- End Date	High Intra-Day Level of the Commodity Index in ($)	Low Intra-Day Level of the Commodity Index in ($)	Mid Line Level of the Commodity Index in ($)

1/1/2006	3/31/2006	67.5117	61.4376	64.0334
4/1/2006	6/30/2006	67.0173	60.2666	62.6106
7/1/2006	9/29/2006	64.6676	55.3986	58.0597
9/30/2006	12/29/2006	68.4385	57.1307	67.2024

1/1/2007	3/30/2007	68.7605	61.407	61.407
3/31/2007	6/29/2007	69.012	59.1942	64.7066
6/30/2007	9/28/2007	80.43548	63.60424	79.79645
9/29/2007	12/31/2007	84.55399	72.73949	82.41634

1/1/2008	3/31/2008	104.5839	83.68995	86.87444
4/1/2008	6/30/2008	98.05497	79.90218	93.98542
7/1/2008	9/30/2008	96.48475	67.73085	67.73085
10/1/2008	12/31/2008	67.50102	46.29209	57.73975

1/1/2009	3/31/2009	60.3124	49.5872	54.24134
4/1/2009	6/30/2009	64.5537	52.7493	54.83226
7/1/2009	9/28/2009	57.08105	51.04118	52.84865

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Period- Start Date	Period- End Date	High Intra-Day Level of the Commodity Index in ($)	Low Intra-Day Level of the Commodity Index in ($)	Mid Line Level of the Commodity Index in ($)

1/1/2006	3/31/2006	417.1377	344.2885	344.2885
4/1/2006	6/30/2006	388.8701	337.9082	384.0049
7/1/2006	9/29/2006	407.7658	368.6101	383.2831
9/30/2006	12/29/2006	389.1571	362.1475	371.829

1/1/2007	3/30/2007	395.9498	365.1059	383.4679
3/31/2007	6/29/2007	389.4003	363.7259	367.9689
6/30/2007	9/28/2007	397.9656	361.6389	361.6389
9/29/2007	12/31/2007	354.0028	323.2879	324.7211

1/1/2008	3/31/2008	323.5565	275.9018	275.9018
4/1/2008	6/30/2008	309.9950	273.2465	297.5721
7/1/2008	9/30/2008	306.3294	272.6063	272.6991
10/1/2008	12/31/2008	271.3163	226.7831	232.17

1/1/2009	3/31/2009	240.3463	211.1183	215.221
4/1/2009	6/30/2009	222.4201	194.3872	205.286
7/1/2009	9/28/2009	212.2008	188.9081	193.019

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about September 30, 2009, which is the second (2nd) business day following the Pricing Date (this settlement cycle being referred to as “T+2”).  See “Plan of Distribution” in the prospectus supplement dated February 28, 2007.

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No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets Corporation.  This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

$1,833,000

Buffered Bullish Notes

Linked to a Basket of Commodity Indices, due September 30, 2013

September 28, 2009